EXHIBIT 23.4

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference into this registration statement of our reports dated April 10, 1995 (except with respect to the matter discussed in Note 14, as to which the date is December 7, 1995) and March 24, 1994 (except with respect to the matter discussed in Note 10, as to which the date is December 7, 1995), with respect to the financial statements of John E. Graham & Sons and Offshore Trawlers, Inc. and Subsidiaries as of December 31, 1994, 1993 and 1992 and for each of the years then ended, included in SEACOR Holdings, Inc.'s Current Report on Form 8-K dated September 15, 1995, and to all references to our Firm included in this registration statement.

/s/ Dudley, Ruland & Chateau P.C.

Mobile, Alabama,
June 7, 1996